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                                                                 Exhibit 3.152


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                 LIMITED LIABILITY COMPANY OPERATING AGREEMENT

                                       OF

                                 COMMCORP, LLC

                     A CALIFORNIA LIMITED LIABILITY COMPANY

                             Dated October 14, 1997

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                               TABLE OF CONTENTS

                                   ARTICLE 1
                                  DEFINITIONS

1.1 ADJUSTED CAPITAL ACCOUNT DEFICIT                                           1
1.2 AFFILIATE                                                                  1
1.3 AGREEMENT                                                                  1
1.4 ARTICLES OF ORGANIZATION                                                   2
1.5 AVAILABLE CASH FLOW                                                        2
1.6 BUSINESS OF THE LLC                                                        2
1.7 CAPITAL ACCOUNT                                                            2
1.8 CAPITAL CONTRIBUTION                                                       2
1.9 CODE                                                                       2
1.10 DEPRECIATION                                                              2
1.11 DISSOLUTION                                                               2
1.12 ECONOMIC INTEREST                                                         2
1.13 FISCAL YEAR                                                               2
1.14 LLC                                                                       2
1.15 LLC INTEREST                                                              3
1.16 LLC LOANS                                                                 3
1.17 LLC MINIMUM GAIN                                                          3
1.18 MAJORITY IN INTEREST OF THE MEMBERS                                       3
1.19 MANAGER                                                                   3
1.20 MEMBER NONRECOURSE DEBT                                                   3
1.21 MEMBER NONRECOURSE DEBT MINIMUM GAIN                                      3
1.22 MEMBER NONRECOURSE DEDUCTIONS                                             3
1.23 MEMBER                                                                    4
1.24 NET CAPITAL CONTRIBUTIONS                                                 4
1.25 NET PROFITS AND NET LOSS                                                  4
1.26 PERCENTAGE INTEREST                                                       5
1.27 PERIOD OF DURATION                                                        5
1.28 PERSON                                                                    5
1.29 PRINCIPAL                                                                 5
1.30 PROPERTY                                                                  5
1.31 REGULATIONS                                                               5
1.32 RESERVES                                                                  5
1.33 SECRETARY OF STATE                                                        5
1.34 STATUTE                                                                   5
1.35 VOTE                                                                      5
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                                   ARTICLE 2
                              INTRODUCTORY MATTERS

2.1 FORMATION OF LLC                                                           6
2.2 NAME                                                                       6
2.3 PRINCIPAL OFFICE                                                           6
2.4 AGENT FOR SERVICE OF PROCESS                                               6
2.5 PERIOD OF DURATION                                                         6
2.6 BUSINESS AND PURPOSE OF THE LLC                                            6

                                   ARTICLE 3
                       MEMBERS AND CAPITAL CONTRIBUTIONS

3.1   NAMES AND ADDRESSES OF INITIAL MEMBERS                                   7
3.2   CONTRIBUTIONS                                                            7
3.3   ADDITIONAL CONTRIBUTIONS                                                 7
3.4   RIGHTS WITH RESPECT TO CAPITAL                                           7
3.5   GENERAL RULES FOR ADJUSTMENT OF CAPITAL
      ACCOUNTS                                                                 7
3.6   SPECIAL RULES WITH RESPECT TO CAPITAL ACCOUNTS                           8
3.7   TRANSFEREE'S CAPITAL ACCOUNT                                             8

                                   ARTICLE 4
                        ALLOCATION OF PROFITS AND LOSSES

4.1 ALLOCATION OF NET PROFITS AND LOSSES                                       9
4.2 RESIDUAL ALLOCATIONS                                                       9
4.3 QUALIFIED INCOME OFFSET                                                    9
4.4 MINIMUM GAIN CHARGEBACK                                                   10
4.5 MEMBER NONRECOURSE DEBT MINIMUM GAIN
    CHARGEBACK                                                                10
4.6 MEMBER NONRECOURSE DEDUCTIONS                                             10
4.7 SPECIAL ALLOCATIONS                                                       10
4.8 FEES TO MEMBERS OR AFFILIATES                                             11
4.9 SECTION 704(c) ALLOCATION                                                 11

                                   ARTICLE 5
                                 DISTRIBUTIONS

5.1 AVAILABLE CASH FLOW                                                       11
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                                   ARTICLE 6
                 RIGHTS, DUTIES, OBLIGATIONS AND COMPENSATION
                            OF MANAGERS AND OFFICERS

6.1   CO-MANAGERS                                                             12
6.2   MEETINGS OF MANAGERS                                                    13
6.3   LIMITATIONS ON RIGHTS AND POWERS                                        14
6.4   COMPENSATION OF MANAGERS                                                14
6.5   COMPENSATION OF MEMBERS                                                 15
6.6   EXPENSE REIMBURSEMENT                                                   15
6.7   RELATED PARTY TRANSACTIONS                                              15

                                   ARTICLE 7
                               MEMBERS' MEETINGS

7.1   PLACE OF MEETINGS                                                       15
7.2   ANNUAL MEETINGS OF MEMBERS                                              15
7.3   SPECIAL MEETINGS                                                        15
7.4   NOTICE OF MEETINGS                                                      15
7.5   VALIDATION OF MEMBERS' MEETINGS                                         16
7.6   ACTIONS WITHOUT A MEETING                                               16
7.7   QUORUM AND EFFECT OF VOTE                                               16

                                   ARTICLE 8
                     RESTRICTIONS ON TRANSFER OR CONVERSION
              OF LLC INTERESTS, ADDITIONAL CAPITAL CONTRIBUTIONS;
                            ADMISSION OF NEW MEMBERS

8.1   TRANSFER OR ASSIGNMENT OF MEMBER'S INTEREST                             17
8.2   VOID TRANSFERS                                                          17
8.3   ADMISSION OF NEW MEMBERS                                                17

                                   ARTICLE 9
                   BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

9.1   MAINTENANCE OF BOOKS AND RECORDS                                        18
9.2   ANNUAL ACCOUNTING                                                       18
9.3   INSPECTION AND AUDIT RIGHTS                                             19
9.4   RIGHTS OF MEMBERS AND NON-MEMBERS                                       19
9.5   BANK ACCOUNTS                                                           19
9.6   TAX MATTERS HANDLED BY MANAGERS                                         19
9.7   FEDERAL INCOME TAX ELECTIONS MADE BY MANAGERS                           19
9.8   OBLIGATIONS OF MEMBERS TO REPORT ALLOCATIONS                            20

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                                   ARTICLE 10
                          TERMINATION AND DISSOLUTION

10.1  DISSOLUTION                                                             20
10.2  STATEMENT OF INTENT TO DISSOLVE                                         20
10.3  CONDUCT OF BUSINESS                                                     20
10.4  DISTRIBUTION OF NET PROCEEDS                                            21

                                   ARTICLE 11
              INDEMNIFICATION OF THE MEMBERS, MANAGERS, AND THEIR
                                   AFFILIATES

11.1  INDEMNIFICATION OF THE MEMBERS AND THEIR
      PRINCIPALS                                                              21
11.2  EXPENSES                                                                22
11.3  INDEMNIFICATION RIGHTS NON-EXCLUSIVE                                    22
11.4  ERRORS AND OMISSIONS INSURANCE                                          22
11.5  ASSETS OF THE LLC                                                       22

                                   ARTICLE 12
                          ISSUANCE OF LLC CERTIFICATES

12.1  ISSUANCE OF LLC CERTIFICATES                                            22
12.2  TRANSFER OF LLC CERTIFICATES                                            23
12.3  LOST, STOLEN OR DESTROYED CERTIFICATES                                  23

                                   ARTICLE 13
                                   AMENDMENTS

13.1  AMENDMENT, ETC. OF OPERATION AGREEMENT                                  24
13.2  AMENDMENT, ETC. OF ARTICLES OF ORGANIZATION                             24

                                   ARTICLE 14
                            MISCELLANEOUS PROVISIONS

14.1  COUNTERPARTS                                                            24
14.2  SURVIVAL OF RIGHTS                                                      24
14.3  SEVERABILITY                                                            24
14.4  NOTIFICATION OR NOTICES                                                 24
14.5  CONSTRUCTION                                                            25
14.6  SECTION HEADINGS                                                        25
14.7  GOVERNING LAW                                                           25
14.8  ADDITIONAL DOCUMENTS                                                    25
14.9  PRONOUNS AND PLURALS                                                    25
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14.10 TIME OF THE ESSENCE                                                     25
14.11 FURTHER ACTIONS                                                         25
14.12 MANDATORY ARBITRATION                                                   25
14.13 EQUITABLE RELIEF                                                        26
14.14 WAIVER OF JURY                                                          27
14.15 THIRD PARTY BENEFICIARIES                                               27
14.16 TAX ELECTIONS                                                           27
14.17 PARTITION                                                               27
14.18 ENTIRE AGREEMENT                                                        27
14.19 WAIVER                                                                  27
14.20 ATTORNEYS' FEES                                                         27
14.21 CONFIDENTIALITY                                                         28
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                                 COMMCORP, LLC

                 LIMITED LIABILITY COMPANY OPERATING AGREEMENT

      This Limited Liability Company Operating Agreement (the "Agreement") is made and entered into and effective as of October 14, 1997, by and among Tim Novoselski, an individual, and Denise Novoselski, an individual, husband and wife. The Members have formed a limited liability company (hereinafter called the "LLC") pursuant to the provisions of the (California) Beverly-Killea Limited Liability Company Act as set forth in Title 2.5 (commencing with Section 17000) of the Corporations Code of the State of California.

      In consideration of the covenants and the promises made herein, the parties hereto, as signatories to the Agreement, hereby agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

      1.1 ADJUSTED CAPITAL ACCOUNT DEFICIT. "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

            1.1.1 increase such Capital Account by any amounts which such Member is obligated to contribute to the LLC (pursuant to the terms of this Agreement or otherwise) or is deemed to be obligated to contribute to the LLC pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

            1.1.2 reduce such Capital Account by the amount of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

      1.2 AFFILIATE. "Affiliate" means, when used with reference to a specified Person, (i) the Principal of the Person, (ii) any Person directly or indirectly controlling, controlled by or under common control with such Person, (iii) any Person owning or controlling 10% or more of the outstanding voting interests of such Person, and (iv) any relative or spouse of such Person.

      1.3 AGREEMENT. "Agreement" means this Limited Liability Company Operating Agreement, as originally executed and as amended from time to time, as the context requires. Words such as "herein", "hereinafter", "hereto", "hereby" and "hereunder", when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.
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      1.4 ARTICLES OF ORGANIZATION. "Articles of Organization" means the articles of organization filed with the California Secretary of State for the purpose of forming the LLC.

      1.5 AVAILABLE CASH FLOW. "Available Cash Flow" means, with respect to any Fiscal Year or other period, the sum of all cash receipts of the LLC from any and all sources, less all cash disbursements (including loan repayments, capital improvements and replacements) and a reasonable allowance for Reserves, contingencies and anticipated obligations as determined by the Manager.

      1.6 BUSINESS OF THE LLC. "Business of the LLC" shall have the meaning set forth in Section 2.6 hereof.

      1.7 CAPITAL ACCOUNT. "Capital Account" of a Member shall have the meaning set forth in Section 3.5 hereof.

      1.8 CAPITAL CONTRIBUTION. "Capital Contribution" shall have the meaning set forth in Article 3 hereof.

      1.9 CODE. "Code" means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of any succeeding law).

      1.10 DEPRECIATION. "Depreciation" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery reduction allowable with respect to an asset for such Fiscal Year or other period.

      1.11 DISSOLUTION. "Dissolution" means (i) when used with reference to the LLC, the earlier of (a) the date upon which the LLC is terminated under the Statute, or any similar provision enacted in lieu thereof, or (b) the date upon which the LLC ceases to be a going concern, and (ii) when used with reference to any Member, the earlier of (a) the date upon which there is a Dissolution of the LLC or (b) the date upon which such Member's entire interest in the LLC is terminated by means of a distribution or series of distributions by the LLC to such Member.

      1.12 ECONOMIC INTEREST. "Economic Interest" means a Person's right to share in the Net Profits, Net Loss or similar items of, and to receive distributions from, the LLC, but does not include any other rights of a Member including, without limitation, the right to vote or to participate in the management of the LLC, or, except as provided in Section 9.4, any right to information concerning the business and affairs of the LLC.

      1.13 FISCAL YEAR. "Fiscal Year" means the period of January 1 to and including December 31.

      1.14 LLC. "LLC" means CommCorp, LLC.
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      1.15 LLC INTEREST. "LLC Interest" or "Interest" means an ownership interest in the LLC, which includes the Economic Interest, the right to vote or participate in the management of the LLC, and the right to information concerning the business and affairs of the LLC, as provided in this Agreement and under the Statute.

      1.16 LLC LOANS. "LLC Loans" shall refer to any loans or advances made by any Member to the LLC at the Member's option, without obligation to so do, to the extent the LLC does not have sufficient resources (assets, borrowings or otherwise) to meet its LLC obligations. Such LLC Loans shall bear interest at the rate agreed to between the Member and the Manager.

      1.17 LLC MINIMUM GAIN. "LLC Minimum Gain" means the amount determined by computing with respect to each nonrecourse liability of the LLC, the amount of gain (of whatever character), if any, that would be realized by the LLC if it disposed (in a taxable transaction) of the Property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed as set forth in Regulations Section 1.704-2(d).

      1.18 MAJORITY IN INTEREST OF THE MEMBERS. "Majority in Interest of the Members." unless otherwise provided in the Agreement, means more than fifty percent (50%) of the interests of the Members in the current profits of the LLC.

      1.19 MANAGER. "Manager" means the Person elected to manage the LLC pursuant to Section 6.1 of this Agreement. At any time that the Members shall have elected to have more than one Manager, all such Persons so elected shall be referred to as the "Managers."

      1.20 MEMBER NONRECOURSE DEBT. "Member Nonrecourse Debt" has the meaning set forth in Regulations Section 1.704-2(b)(4).

      1.21 MEMBER NONRECOURSE DEBT MINIMUM GAIN. "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the LLC Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability of the LLC, determined in accordance with Regulations Sections 1.704-2(i)(2) and (3).

      1.22 MEMBER NONRECOURSE DEDUCTIONS. "Member Nonrecourse Deductions" has the meaning set forth in Regulations Section 1.704-2(i)(2). The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year of the LLC equals the excess (if any) of the net increase (if any) in the amount of Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year to the Member that bears (or is deemed to bear) the economic loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Minimum

Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(2).

      1.23 MEMBER. "Member" means a Person who:

            1.23.1 Has been admitted to the LLC as a member in accordance with the Articles of Organization or this Agreement, or an assignee of an Interest, other than an Economic Interest, who has become a Member pursuant to Section 8.1.

            1.23.2 Has not resigned, withdrawn or been expelled as a Member or, if other than an individual, been dissolved.

Reference to a "Member" shall be to any one of the Members. Reference to an "Initial Member" shall be to any one of the Members listed in Section 3.1.

      1.24 NET CAPITAL CONTRIBUTIONS. "Net Capital Contributions" means the aggregate of a Member's Capital Contributions over the aggregate distributions theretofore made to such Member pursuant to Section 5.1.

      1.25 NET PROFITS AND NET LOSS. "Net Profits" and "Net Loss" mean, for each Fiscal Year or other period, an amount equal to the LLC's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

            1.25.1 Any income of the LLC that is exempt from Federal income tax and not otherwise taken into account in computing Net Profits or Net Loss shall be added to such taxable income or loss;

            1.25.2 Any expenditures of the LLC described in Code Section 705(b)(2)(B) or treated as Code Section 705(b)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Loss shall be subtracted from such taxable income or loss;

            1.25.3 Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the fair market value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its fair market value;

            1.25.4 In lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the subsection hereof entitled "Depreciation"; and


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

            1.25.5 Notwithstanding any other provision of this subsection, any items of income, gain, loss or deduction which are specifically allocated shall not be taken into account in computing Net Profits or Net Loss.

      1.26 PERCENTAGE INTEREST. The Initial Member's "Percentage Interest" shall be in the following percentages:

                     Tim Novoselski, an individual        50%
                     Denise Novoselski, an individual     50%

      1.27 PERIOD OF DURATION. "Period of Duration" shall have the meaning set forth in Section 2.5 hereof.

      1.28 PERSON. "Person" means an individual, partnership, limited partnership, corporation, trust, estate, association, limited liability company, or other entity, whether domestic or foreign.

      1.29 PRINCIPAL. Principal" means the natural Person which is in ultimate control of a Member.

      1.30 PROPERTY. "Property" means all assets of the LLC, both tangible and intangible, or any portion thereof.

      1.31 REGULATIONS. "Regulations" means the federal income tax regulations promulgated by the Treasury Department under the Code, as such regulations may be amended from time to time. All references herein to a specific section of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations.

      1.32 RESERVES. "Reserves" means funds set aside from Capital Contributions or gross cash revenues as reserves. Such Reserves shall be maintained in amounts reasonably deemed sufficient by the Manager for working capital and the payment of taxes, insurance, debt service, repairs, replacements renewals, or other costs or expenses incident to the Business of the LLC, or in the alternative, the Dissolution of the LLC.

      1.33 SECRETARY OF STATE. "Secretary of State" shall mean the Secretary of State of the State of California.

      1.34 STATUTE. "Statute" shall mean the (California) Beverly-Killea Limited Liability Company Act as set forth in Title 2.5 (commencing with Section 17000) of the Corporations Code of the State of California (or any corresponding provision or provisions of any succeeding law).

      1.35 VOTE. Except where superseded by another Section of this Agreement, or required by the terms of the Statute, Code or applicable Regulations thereunder, all decisions


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

made by the LLC shall be approved by fifty-one percent (51%) of the votes ("Vote") of the Members, wherein each Member casts a number of votes equal to the Member's Percentage Interest in the LLC.

                                    ARTICLE 2
                              INTRODUCTORY MATTERS

      2.1 FORMATION OF LLC. The parties have formed the LLC pursuant to the provisions of the Statute by filing the Articles of Organization with the Secretary of State.

      2.2 NAME. The name of the LLC is "COMMCORP, LLC" The Members shall operate the Business of the LLC under such name or use such other or additional names as the Members may deem necessary or desirable provided that: (i) no such name shall contain the words "bank," "insurance," "trust," "trustee," "incorporated," "inc.," "corporation," "corp.," or any similar name or variation thereof; (ii) the Members shall have reasonably determined, before use of any such name, that the LLC is entitled to use such name and will not by reason of such use infringe upon any rights of any other Person, or violate any applicable laws or governmental regulations; and (iii) the Members shall register such name under assumed or fictitious name statutes or similar laws of the states in which the LLC operates.

      2.3 PRINCIPAL OFFICE. The LLC shall maintain its principal place of business at 22313 Carbon Mesa Road, Malibu, California 90265, or any other location agreed upon by the Managers.

      2.4 AGENT FOR SERVICE OF PROCESS. The name and address of the LLC's agent for service of process is Tim Novoselski, 22313 Carbon Mesa Road, Malibu, California 90265.

      2.5 PERIOD OF DURATION. The period of duration of the LLC ("Period of Duration") shall be thirty (30) years, commencing on the date of the filing of the Articles of Organization with the California Secretary of State, unless the LLC is terminated or dissolved sooner, in accordance with the provisions of this Agreement.

      2.6 BUSINESS AND PURPOSE OF THE LLC. The purpose of the LLC is to engage in any lawful activities for which a LLC may be organized under the Statute, including, but not limited to ownership, operation, and management of a custom publishing business; provided that the LLC shall not conduct any banking, insurance or trust company business.


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

                                    ARTICLE 3
                        MEMBERS AND CAPITAL CONTRIBUTIONS

      3.1 NAMES AND ADDRESSES OF INITIAL MEMBERS. The names and addresses of the Initial Members are as follows:

                  Tim Novoselski, an individual, whose address is 22313 Carbon Mesa Road, Malibu, California 90265

                  Denise Novoselski, an individual, whose address is 22313 Carbon Mesa Road, Malibu, California 90265

      3.2 CONTRIBUTIONS. The Initial Members shall contribute the aggregate sum of Five Thousand Dollars ($5,000.00), to the LLC in proportion to their Percentage Interest.

      3.3 ADDITIONAL CONTRIBUTIONS. No Member shall be required to (a) make any additional Capital Contributions, (b) make any loan, or (c) cause to be loaned any money or other assets to the LLC.

      3.4 RIGHTS WITH RESPECT TO CAPITAL.

            3.4.1 LLC CAPITAL. No Member shall have the right to withdraw, or receive any return of, its Capital Contribution, and no Capital Contribution may be returned in the form of property other than cash except as specifically provided herein.

            3.4.2 NO INTEREST ON CAPITAL. No Capital Contribution of any Member shall bear any interest or otherwise entitle the contributing Member to any compensation for use of the contributed capital.

            3.4.3 ESTABLISHMENT OF CAPITAL ACCOUNTS. A separate capital account ("Capital Account") shall be maintained for each Member. For book purposes, each Member's Capital Account will be separated into a contribution account and an income (loss) account and will be maintained according to generally accepted accounting principles. Sections 3.6 and
      3.7 below describe the appropriate accounting treatment for tax purposes of the Capital Accounts.

      3.5 GENERAL RULES FOR ADJUSTMENT OF CAPITAL ACCOUNTS. The Capital Account of each Member shall be:

            3.5.1 INCREASES. Increased by:

                  (i) Such Member's cash contributions;


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

                  (ii) The agreed fair market value of property contributed by such Member (net of liabilities secured by such contributed property that the LLC is considered to assume or take subject to under Code
            Section 752);

                  (iii) All items of LLC income and gain (including income and gain exempt from tax) allocated to such Member pursuant to Article 4 or other provisions of this Agreement; and

            3.5.2 DECREASES. Decreased by:

                  (i) The amount of cash distributed to such Member:

                  (ii) The agreed fair market value of all actual and deemed distributions of property made to such Member pursuant to this Agreement (net of liabilities secured by such distributed property that the Member is considered to assume or take subject to under Code Section 752);

                  (iii) All items of LLC deduction and loss allocated to such
            Member pursuant to Article 4 or other provisions of this Agreement.

      3.6 SPECIAL RULES WITH RESPECT TO CAPITAL ACCOUNTS.

            3.6.1 TIME OF ADJUSTMENT FOR CAPITAL CONTRIBUTIONS. For purposes of computing the balance in a Member's Capital Account, no credit shall be given for any Capital Contribution which such Member is to make until such contribution is actually made. "Capital Contribution" refers to the total amount of cash and the agreed fair market value (net of liabilities) contributed to the LLC by that Member and any subsequent contributions of cash and the agreed fair market value (net of liabilities) of any other property subsequently contributed to the LLC by that Member.

            3.6.2 INTENT TO COMPLY WITH TREASURY REGULATIONS. The foregoing provisions of Sections 3.6 and 3.7 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations Section. To the extent such provisions are inconsistent with such Regulations Section or are incomplete with respect thereto, Capital Accounts shall be maintained in accordance with such Regulations Section.

      3.7 TRANSFEREE'S CAPITAL ACCOUNT. In the event a Member, of the holder of an Economic Interest, transfers an Interest in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

                                    ARTICLE 4
                        ALLOCATION OF PROFITS ANTI LOSSES

      4.1 ALLOCATION OF NET PROFITS AND LOSSES. Except as otherwise provided in this Article 4, Net Profits and Net Loss of the LLC in each Fiscal Year shall be allocated among the Members as follows:

            4.1.1 NET PROFITS. Net Profits shall be allocated among the Members as follows:

                  (i) first, to each of the Members until the cumulative Net
            Profits allocated to such Member pursuant to this Section 4.1.1 is equal to the cumulative Net Loss allocated to the Member pursuant to
            Section 4.1.2 for any prior period; and

                  (ii) thereafter, to the Members in accordance with their
            Percentage Interests.

            4.1.2 ALLOCATION OF NET LOSS. Except as otherwise provided in this
      Article 4, Net Loss shall be allocated among the Members as follows:

                  (i) first, to offset any Net Profits allocated pursuant to
            Section 4.1.1(i) hereof, and then to offset any Net Profits allocated pursuant to Section 4.1.1(ii) hereof (in each case pro rata in proportion to their shares of Net Profits being offset);

                  (ii) second, in proportion to the positive balances, if any, in the Members' respective Capital Accounts, until such balances are reduced to zero; and

                  (iii) third, to the Members, pro rata, in accordance with
            their Percentage Interests; provided, however, that if, and to the extent that the allocation of Net Loss in this manner would cause a Member to have an Adjusted Capital Account Deficit at the end of the Fiscal Year, then such Net Loss shall instead be allocated to the Member who has the largest Percentage Interest.

      4.2 RESIDUAL ALLOCATIONS. Except as otherwise provided in this Agreement, all items of LLC income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Net Profits or Net Losses, as the case may be, for the Fiscal Year.


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

      4.3 QUALIFIED INCOME OFFSET. If any Member unexpectedly receives any adjustments, allocation or distributions described in clauses (4), (5) or (6) of Regulations Section 1.704-1(b)(2)(ii)(d), items of LLC income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 4.3 is intended to constitute a "qualified income offset" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d)(3).

      4.4 MINIMUM GAIN CHARGEBACK. If there is a net decrease in LLC Minimum Gain during a Fiscal Year, each Member will be allocated, before any other allocation under this Article 4, items of income and gain for such Fiscal Year (and if necessary, subsequent years) in proportion to and to the extent of an amount equal to such Member's share of the net decrease in LLC Minimum Gain determined in accordance with Regulations Section l.704-2(g)(2). This Section
4.4 is intended to comply with, and shall be interpreted consistently with, the "minimum gain chargeback" provisions of Regulations Section 1.704-2(f).

      4.5 MEMBER NONRECOURSE DEBT MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of this Article 4, but except Section 4.4, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year of the LLC, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of LLC income and gain for such year (and, if necessary, subsequent years) in an amount equal such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations
Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 4.5 is intended to comply with a minimum gain chargeback requirement of that Section of the Regulations and shall be interpreted consistently therewith.

      4.6 MEMBER NONRECOURSE DEDUCTIONS. Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears (or is deemed to bear) the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(2).

      4.7 SPECIAL ALLOCATIONS. Any special allocations of items of Net Profits pursuant to Sections 4.4, 4.5 and 4.6 shall be taken into account in computing subsequent allocations of Net Profits pursuant to Section 4.1, so that the net amount of any items so allocated and the gain, loss and any other item allocated to each Member pursuant to Section 4.1 shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Article if such special allocations had not occurred.

      4.8 FEES TO MEMBERS OR AFFILIATES. Notwithstanding the provisions of
Section 4.1, in the event that any fees, interest, or other amounts paid to any Member or any Affiliate thereof pursuant to this Agreement or any other agreement between the LLC and any Member or Affiliate thereof providing for the payment of such amount, and deducted by the LLC in reliance on Section 707(a) and/or 707(c) of the Code, are disallowed as deductions to the LLC on its federal income tax return and are treated as LLC distributions, then

            4.8.1 the Net Profits or Net Loss, as the case may be, for the Fiscal Year in which such fees, interest, or other amounts were paid shall be increased or decreased, as the case may be, by the amount of such fees, interest, or other amounts that are treated as LLC distributions; and

            4.8.2 there shall be allocated to the Member to which (or to whose Affiliate) such fees, interest, or other amounts were paid, prior to the allocations pursuant to Section 4.1, an amount of gross income for the Fiscal Year equal to the amount of such fees, interest, or other amounts that are treated as LLC distributions.

      4.9 SECTION 704(c) ALLOCATION. Any item of income, gain, loss, and deduction with respect to any property (other than cash) that has been contributed by a Member to the capital of the LLC and which is required or permitted to be allocated to such Member for income tax purposes under Section 704(c) of the Code so as to take into account the variation between the tax basis of such property and its fair market value at the time of its contribution shall be allocated to such Member solely for income tax purposes in the manner so required or permitted.

                                    ARTICLE 5
                                  DISTRIBUTIONS

      5.1 AVAILABLE CASH FLOW. Available Cash Flow of the LLC shall be distributed to the Members in accordance with the following priority and agreements:

            5.1.1 FIRST. Pro rata among the Members, in the ratio of the principal loan balances outstanding, until all of the accrued but unpaid interest on all LLC Loans, if any, has been paid, and then the principal amounts thereof.

            5.1.2 SECOND. To the Members, pari passu, on a pro rata basis, until all Net Capital Contributions are reduced to zero.

            5.1.3 THIRD. To the Members in accordance with their applicable Percentage Interests as of the time of such distribution.


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

                                    ARTICLE 6
                  RIGHTS, DUTIES, OBLIGATIONS AND COMPENSATION
                            OF MANAGERS AND OFFICERS

      6.1 CO-MANAGERS. The LLC shall be managed by TIM NOVOSELSKI and DENISE NOVOSELSKI (the "Managers"). The Managers shall have such rights, duties and powers as are specified in this Agreement, or conferred upon the Managers by Vote of the Members.

            6.1.1 DUTIES OF THE MANAGERS. The Managers shall share the duties described in Section 6.1.1. The Managers are the co-general managers and co-chief executive officers of the LLC and have, subject to the control of the Members, general supervision, direction, and control of the business of the LLC. The Managers shall preside at all meetings of the Members. The Managers shall have the general powers and duties of management typically vested in the office of president of a corporation, and such other powers and duties as may be prescribed by the Members. The Members acknowledge that Tim Novoselski and Denise Novoselski have other business interests related to Miramar Communications, Inc., and otherwise, which take a substantial portion of their time, and, accordingly, the Managers shall be required to devote to the LLC business the time and attention that each in his/her sole discretion shall determine is necessary.

            6.1.2 ELECTION. Each Manager shall hold office until the Manager resigns or shall be removed or otherwise disqualified to serve, or the Manager's successor is elected and qualified. In voting for Managers, each Member shall have a number of votes equal to its Percentage Interest in the LLC.

            6.1.3 SUBORDINATE OFFICERS. The Members may appoint a secretary, a chief financial officer, and such other officers of the LLC as the Business of the LLC may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in this Agreement, or as the Members determine.

            6.1.4 REMOVAL AND RESIGNATION. Any Manager or other officer of the LLC may be removed, with or without cause, by the Vote of the Members. Any Manager or other officer of the LLC may resign at any time without prejudice to any rights of the LLC under any contract to which the Manager or other officer of the LLC is a party, by giving written notice to the Members, or to the Manager, as applicable. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.


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

            6.1.5 VACANCIES. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled by a Vote of the Members through the appointment of a successor Manager, or officer who shall hold the office for the unexpired term.

      6.2 MEETINGS OF MANAGERS. Meetings of the Managers shall be held at the principal office of the LLC, unless some other place is designated in the notice of the meeting. Any Manager may participate in a meeting through use of a conference telephone or similar communication equipment so long as all Managers participating in such a meeting can hear one another.

            6.2.1 Regular meetings of the Managers shall be held immediately following the adjournment of the annual meeting of the Members. No notice need be given of such regular meetings.

            6.2.2 Special meetings of the Managers for any purpose may be called at any time by any Manager. At least forty-eight (48) hours notice of the time and place of a special meeting of the Managers shall be delivered personally to the Managers or personally communicated to them by an officer of the LLC by telephone, telegraph or facsimile. If the notice is sent to a Manager by letter, it shall be addressed to him at his last known business address as it is shown on the records of the LLC. In case such notice is mailed, it shall be deposited in the United States mail, first-class postage, prepaid, in the place in which the principal office of the LLC is located at least four (4) days prior to the time of the holding of the meeting. Such mailing, telegraphing, telephoning or delivery as above provided shall be considered due, legal and personal notice to such Manager.

            6.2.3 With respect to a special meeting which has not been duly called or noticed pursuant to the provisions of Section 6.2.2, transactions carried out at the meeting are as valid as if had at a meeting regularly called and noticed if: (i) all Managers are present at the meeting, and sign a written consent to the holding of such meeting, or
      (ii) if a majority of the Managers are present and if those not present sign a waiver of notice of such meeting or a consent to holding the meeting or an approval of the minutes thereof, whether prior to or after the holding of such meeting, which waiver, consent or approval shall be filed with the other records of the LLC, or (iii) if a Manager attends a meeting without notice and does not protest prior to the meeting or at its commencement that notice was not given to him or her.

            6.2.4. Any action required or permitted to be taken by the Managers may be taken without a meeting and will have the same force and effect as if taken by a vote of Managers at a meeting properly called and noticed, if authorized by a writing signed individually or collectively by all, but not less than all, the Managers. Such consent shall be filed with the records of the LLC.


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

            6.2.5 A majority of the total number of incumbent Managers shall be necessary to constitute a quorum for the transaction of business at any meeting of the Managers, and except as otherwise provided in this Agreement or by the Statute, the action of a majority of the Managers present at any meeting at which there is a quorum, when duly assembled, is valid. A meeting at which a quorum is initially present may continue to transact business, notwithstanding the withdrawal of Managers, if any action taken is approved by a majority of the required quorum for such meeting.

      6.3 LIMITATIONS ON RIGHTS AND POWERS. Except by the unanimous agreement of the Members which is evidenced in writing, neither the Manager nor any other officer of the LLC shall have authority to:

            6.3.1 Enter into or commit to any agreement, contract, commitment or obligation on behalf of the LLC obligating any Member or Principal to find additional capital, to make or guarantee a loan or to increase its personal liability either to the LLC or to third parties;

            6.3.2 Receive or permit any Member or Principal to receive any fee or rebate, or to participate in any reciprocal business arrangements that would have the effect of circumventing any of the provisions hereof;

            6.3.3 Materially alter the Business of the LLC or deviate from any approved business plan of the LLC as set forth in this Agreement;

            6.3.4 Permit the LLC's fund to be commingled with the funds of any other Person;

            6.3.5 Do any act in contravention of this Agreement;

            6.3.6 Possess Property, or assign rights in specific Property, for other than a LLC purpose;

            6.3.7 Do any act of which would make it impossible to carry on the Business of the LLC;

            6.3.8 Admit any person as a Member, except as otherwise provided in this Agreement;

            6.3.9 Sell, lease, pledge or grant or specify interest in any Property, except in the ordinary course of business; and

            6.3.10 Attempt to dissolve from the LLC.


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      6.4 COMPENSATION OF MANAGERS. The LLC shall pay to the Manager such salary and other benefits, as shall be approved from time to time by Vote of the Members. The LLC shall reimburse the Manager for any expense paid by the Manager that properly is to be borne by the LLC.

      6.5 COMPENSATION OF MEMBERS. Except as expressly permitted by this Agreement or any other written agreement, the LLC shall pay no compensation to any Member or any Principal of any Member for their services to the LLC.

      6.6 EXPENSE REIMBURSEMENT. The LLC shall reimburse the Members for any expense paid by them that properly is to be borne by the LLC, as pre-approved from time to time by the Managers.

      6.7 RELATED PARTY TRANSACTIONS. The Managers may cause the LLC to provide, or obtain, products or services to or from Miramar Communications, Inc. or other entities controlling, controlled by, or under common control with the Members, and to receive from, or to pay, such entities reasonable fees for such products and services.

                                    ARTICLE 7
                                MEMBERS' MEETINGS

      7.1 PLACE OF MEETINGS. Meetings of the Members shall be held at the principal office of the LLC, unless some other appropriate and convenient location, either within or without the state where the Articles of Organization were filed, shall be designated for that purpose from time to time by the Manager.

      7.2 ANNUAL MEETINGS OF MEMBERS. An annual meeting of the Members shall be held, each year, on the anniversary of the date of this Agreement, at 10:00 a.m. If this day shall be a legal holiday, then the meeting shall be held on the next succeeding business day, at the same time. At the annual meeting, the Members shall elect the Manager (or Managers) and transact such other business as may be properly brought before the meeting.

      7.3 SPECIAL MEETINGS. Special meetings of the Members may be called at any time by the Manager or by one or more Members holding in the aggregate more than ten percent (10%) of the Percentage Interests. Upon receipt of a written request, which request may be mailed or delivered personally to the Manager, by any Person entitled to call a special meeting of Members, the Manager shall cause notice to be given to the Members that a meeting will be held at a time requested by the Person or Persons calling the meeting, which time for the meeting shall be not less than ten (10) nor more than sixty (60) days after the receipt of such request. If such notice is not given within twenty (20) days after receipt of such request, the Persons calling the meeting may give notice thereof in the manner provided by this Agreement.


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

      7.4 NOTICE OF MEETINGS. Except as provided for in Section 7.3 for special meetings, notice of meetings shall be given to the Members in writing not less than ten (10) nor more than sixty (60) days before the date of the meeting by the Manager. Notices for regular and special meetings shall be given personally, by mail, or by facsimile, and shall be sent to each Member's last known business address appearing on the books of the LLC. Such notice shall be deemed given at the time it is delivered personally, or deposited in the mail, or sent by facsimile. Notice of any meeting of Members shall specify the place, the day and the hour of the meeting, and (i) in case of a special meeting, the general nature of the business to be transacted, or (ii) in the case of an annual meeting, those matters which the Manager, at the date of mailing, intends to present for action by the Members.

      7.5 VALIDATION OF MEMBERS' MEETINGS. The transactions of a meeting of Members which was not called or noticed pursuant to the provisions of Section
7.3 or 7.4 shall be valid as though transacted at a meeting duly held after regular call and notice, if Members holding in the aggregate fifty-one percent (51%) or more of the Percentage Interests are present, and if, either before or after the meeting, each of the Members entitled to vote but not present (whether in person or by proxy, as that term is used in the Statute) at the meeting signs a written waiver of notice, or a consent to the holding of such meeting, or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the records of the LLC. Attendance shall constitute a waiver of notice, unless objection shall be made.

      7.6 ACTIONS WITHOUT A MEETING.

            7.6.1 Any action which may be taken at any annual or special meeting of Members may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, shall be signed by Members holding in the aggregate the number of votes equal to or greater than the Vote, unless a lesser vote is provided for by this Agreement or the Statute; provided, however, that any action which by the terms of this Agreement or by the Statute is required to be taken pursuant to a greater vote of the Members may only be taken by a written consent which has been signed by Members holding the requisite number of votes.

            7.6.2 Unless the consents of all Members have been given in writing, notice of any approval made by the Members without a meeting by less than unanimous written consent shall be given at least ten (10) days before the consummation of the action authorized by such approval. Any Member giving a written consent may revoke the consent by a writing received by the LLC prior to the time that written consents of Members required to authorize the proposed action have been filed with the LLC. Such revocation is effective upon its receipt by the LLC.

      7.7 QUORUM AND EFFECT OF VOTE. Each Member shall have a number of votes equal to the Percentage Interest held by such Member, provided that if, pursuant to the Statute or the terms of this Agreement, a Member is not entitled to vote on a specific


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

matter, then such Member's number of votes and Percentage Interest shall not be considered for purposes of determining whether a quorum is present, or whether approval by Vote of the Members has been obtained, in respect of such specific matter. Members holding an aggregate of fifty-one percent (51%) or more of the Percentage Interests shall constitute a quorum at all meetings of the Members for the transaction of business, and the Vote of Members shall be required to approve any action, unless a greater vote is required or a lesser vote is provided for by this Agreement or by the Statute.

                                    ARTICLE 8
                     RESTRICTIONS ON TRANSFER OR CONVERSION
               OF LLC INTERESTS, ADDITIONAL CAPITAL CONTRIBUTIONS;
                            ADMISSION OF NEW MEMBERS

      8.1 TRANSFER OR ASSIGNMENT OF MEMBER'S INTEREST, The Interest of each Member and the Economic Interest of a Person who is not a Member constitutes personal property of the Member or Economic Interest holder. Each Member and each Economic Interest holder has no interest in the Property.

            8.1.1 A Member's Interest or an Economic Interest may be transferred or assigned only as provided in this Agreement.

            8.1.2 No transfer, encumbrance or assignment ("Transfer") of a Member's Interest, or an Economic Interest, or any part thereof, in the LLC will be valid without the consent of a Majority in Interest of the Members, other than the Members proposing to dispose of its Interest.

            8.1.3 Any holder of an Economic Interest shall have no right to vote or to participate in the management of the business and affairs of the LLC or to become or exercise any rights of a Member thereof.

      8.2 VOID TRANSFERS. Any Transfer of an Interest which does not satisfy the requirements of Article 8, including, without limitation, Section 8.1.2, shall be null and void.

      8.3 ADMISSION OF NEW MEMBERS. A new Member may be admitted into the LLC only upon the unanimous consent of all of the Members, which consent may be given or withheld in the sole and absolute discretion of each Member.

            8.3.1 The amount of Capital Contribution which must be made by a new Member shall be determined by the Vote of all existing Members.


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            8.3.2 A new Member shall not be deemed admitted into the LLC until the Capital Contribution required of such Person shall have been made and such Person has become a party to this Agreement.

            8.3.3 A new Member shall not be deemed admitted into the LLC until receipt by the Managers of a signed and acknowledged request from the Member proposing to Transfer an Interest that the proposed assignee be admitted as a Member, and execution by the proposed assignee of an amendment to the Agreement agreeing to be bound by the terms and provisions thereof.

                                    ARTICLE 9
                    BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

      9.1 MAINTENANCE OF BOOKS AND RECORDS. The LLC shall cause books and records of the LLC to be maintained in accordance with generally accepted accounting principles, and shall give reports to the Members in accordance with prudent business practices and the Statute. There shall be kept at the principal office of the LLC, as well as at the office of record of the LLC specified in
Section 2.3, if different, the following LLC documents:

            9.1.1 A current list of the full name and last known business or residence address of each Member and of each holder of an Economic Interest in the LLC set forth in alphabetical order, together with the Capital Contributions and share in Net Profits and Net Loss of each Member and holder of an Economic Interest;

            9.1.2 A current list of the full name and business or residence address of each Manager;

            9.1.3 A copy of the Articles of Organization and any amendments thereto, together with any powers of attorney pursuant to which the Articles of Organization and any amendments thereto were executed;

            9.1.4 Copies of the LLC's federal, state and local income tax or information returns and reports, if any, for the six most recent Fiscal Years;

            9.1.5 A copy of this Agreement and any amendments thereto, together with any powers of attorney pursuant to which this Agreement and any amendments thereto were executed;

            9.1.6 Copies of the financial statements of the LLC, if any, for the six most recent Fiscal Years;

            9.1.7 The LLC's books and records as they relate to the internal affairs of the LLC for at least the current and past four Fiscal Years;


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

            9.1.8 Originals or copies of all minutes, actions by written consent, consents to action and waivers of notice to Members and Member Votes, actions and consents; and

            9.1.9 Any other information required to be maintained by the LLC pursuant to the Statute.

      9.2 ANNUAL ACCOUNTING. Within 120 days after the close of each Fiscal Year of the LLC, the LLC shall (i) cause to be prepared and submitted to each Member a balance sheet and income statement for the preceding Fiscal Year of the LLC (or portion thereof) in conformity with generally accepted accounting principles and (ii) provide to the Members all information necessary for them to complete federal and state tax returns.

      9.3 INSPECTION AND AUDIT RIGHTS. Each Member and each holder of an Economic Interest in the LLC who is not a Member has the right upon reasonable request, for purposes reasonably related to the interest of that Person, to inspect and copy during normal business hours any of the LLC books and records required to be maintained in accordance with Section 9.1. Such right may be exercised by the Person or by that Person's agent or attorney. Any Member may require a review and/or audit of the books, records and reports of the LLC. The determination of the Manager as to adjustments to the financial reports, books, records and returns of the LLC, in the absence of fraud or gross negligence, shall be final and binding upon the LLC and all of the Members.

      9.4 RIGHTS OF MEMBERS AND NON-MEMBERS. Upon the request of a Member or a holder of an Economic Interest who is not a Member, for purposes reasonably related to the interest of that Person, the Manager shall promptly deliver to the Member or holder of an Economic Interest, at the expense of the LLC, a copy of this Agreement and a copy of the information listed in Sections 9.1.1, 9.1.2 and 9.1.4 of this Agreement.

      9.5 BANK ACCOUNTS. The bank accounts of the LLC shall be maintained in such banking institutions as the Manager shall determine, provided such institutions have a net worth in excess of One Hundred Million Dollars ($100,000,000).

      9.6 TAX MATTERS HANDLED BY MANAGERS. One of the Managers who is also a Member, or in the event no Manager is a Member, a Member or an officer of a corporate Member, shall be designated as "Tax Matters Partner" (as defined in Code section 6231), to represent the LLC (at the LLC's expense) in connection with all examinations of the LLC's affairs by tax authorities, including resulting judicial and administrative proceedings, and to expend LLC funds for professional services and costs associated therewith. In its capacity as "Tax Matters Partner," the designated Person shall oversee the LLC tax affairs in the overall best interests of the LLC. Unless the Members designate another Member to be "Tax Matters Partner," Tim Novoselski shall be the "Tax Matters Partner."


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      9.7 FEDERAL INCOME TAX ELECTIONS MADE BY MANAGERS. The Manager on behalf of the LLC may make all elections for federal income tax purposes, including but not limited to, the following:

            9.7.1 USE OF ACCELERATED DEPRECIATION METHODS. To the extent permitted by applicable law and regulations, the LLC may elect to use an accelerated depreciation method on any depreciable unit of the assets of the LLC; and

            9.7.2 ADJUSTMENT OF BASIS OF ASSETS. In case of a transfer of all or part of the Interest of any Member, the LLC may elect, pursuant to code Sections 734, 743, and 754 of the Code to adjust the basis of the assets of the LLC.

            9.7.3 ACCOUNTING METHOD. For financial reporting purposes, the books and records of the LLC shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all transactions of the LLC and be appropriate and adequate for the purposes of the LLC.

      9.8 OBLIGATIONS OF MEMBERS TO REPORT ALLOCATIONS. The Members are aware of the income tax consequences of the allocations made by this Agreement and hereby agree to be bound by the provisions of this Section 9.8 in reporting their shares of the LLC income and loss for income tax purposes.

                                   ARTICLE 10
                           TERMINATION AND DISSOLUTION

      10.1 DISSOLUTION. The LLC shall be dissolved upon the occurrence of any of the following events:

            10.1.1 When the Period of Duration of the LLC expires;

            10.1.2 The written approval by a Majority In Interest of the Members to dissolve the LLC;

            10.1.3 The death, withdrawal, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event which terminates the Member's continued membership in the LLC, unless the Managers and a Majority in Interest of the remaining Members, within ninety (90) days of the happening of that event, consent to continue any business of the LLC. For purposes of this Section 10.1.3, a "Majority in Interest" means a majority of both capital and profits interest, as determined under Revenue Procedure 94-46, 1994-28 I.R.B. 129.


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      10.2 STATEMENT OF INTENT TO DISSOLVE. As soon as possible after the occurrence of any of the events specified in Section 10.1 above, the LLC shall execute a Statement of Intent to Dissolve in such form as prescribed by the Secretary of State.

      10.3 CONDUCT OF BUSINESS. Upon the filing of the Statement of Intent to Dissolve with the Secretary of State, the LLC shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but the LLC's separate existence shall continue until the Articles of Dissolution have been filed with the Secretary of State or until a decree dissolving the LLC has been entered by a court of competent jurisdiction.

      10.4 DISTRIBUTION OF NET PROCEEDS. The Members shall continue to divide Net Profits and Losses and Available Cash Flow during the winding-up period in the same manner and the same priorities as provided for in Articles 4 and 5 hereof. The proceeds from the liquidation of Property shall be applied in the following order:

            10.4.1 To the payment of creditors, in the order of priority as provided by law, except to Members on account of their contributions;

            10.4.2 To the payment of loans or advances that may have been made by any of the Members or their Principals for working capital or other requirements of the LLC;

            10.4.3 To the Members in accordance with the positive balances in their Capital Accounts after adjustments for all allocations of Net Profits and Net Loss.

      Where the distribution pursuant to this Section 10.4 consists both of cash (or cash equivalents) and non-cash assets, the cash (or cash equivalents) shall first be distributed, in a descending order, to fully satisfy each category starting with the most preferred category above. In the case of noncash assets, the distribution values are to be based on the fair market value thereof as determined in good faith by the liquidator, and the shortest maturity portion of such non-cash assets (e.g., notes or other indebtedness) shall, to the extent such non-cash assets are readily divisible, be distributed, in a descending order, to fully satisfy each category above, starting with the most preferred category.

                                   ARTICLE 11
                    INDEMNIFICATION OF THE MEMBERS, MANAGERS,
                              AND THEIR AFFILIATES

      11.1 INDEMNIFICATION OF THE MEMBERS AND THEIR PRINCIPALS. The LLC shall indemnify and hold harmless the Members, the Managers, their Affiliates and their respective officers, directors, employees, agents and Principals (individually, an "Indemnitee") from and against any and all losses, claims, demands, costs, damages,


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

liabilities, joint and several, expenses of any nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee was involved or may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the Business of the LLC, excluding liabilities to any Member, regardless of whether the Indemnitee continues to be a Member, an Affiliate, or an officer, director, employee, agent or Principal of the Member at the time any such liability or expense is paid or incurred, to the fullest extent permitted by the Statute and all other applicable laws. No Manager shall be liable to any of the Members for good faith errors (meaning mistakes of judgment or losses due to such mistakes or to the negligence or bad faith of any employee, broker, adviser or other agent or representative of the LLC, provided that such agent or representative was selected with reasonable care). The Managers may consult with legal counsel and shall have no liability for the consequences of any action or omission resulting from good faith reliance on the advice of such counsel. The exculpation provided herein also shall apply to the agents, employees and other legal representatives of each Manager.

      11.2 EXPENSES. Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to Section 11.1 shall, from time to time, be advanced by the LLC prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the LLC of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Person is not entitled to be indemnified as authorized in Section 11.1.

      11.3 INDEMNIFICATION RIGHTS NON-EXCLUSIVE. The indemnification provided by
Section 11.1 shall be in addition to any other rights to which those indemnified may be entitled under any agreement, vote of the Members, as a matter of law or equity or otherwise, both as to action in the Indemnitee's capacity as a Member, as an Affiliate or as an officer, director, employee, agent or Principal of a Member and as to any action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

      11.4 ERRORS AND OMISSIONS INSURANCE. The LLC may purchase and maintain insurance, at the LLC's expense, on behalf of the Members and such other Persons as the Members shall determine, against any liability that may be asserted against, or any expense that may be incurred by, such Person in connection with the activities of the LLC and/or the Members' acts or omissions as the Members of the LLC regardless of whether the LLC would have the power to indemnify such Person against such liability under the provisions of this Agreement.

      11.5 ASSETS OF THE LLC. Any indemnification under Section 11.1 shall be satisfied solely out of the assets of the LLC. No Member shall be subject to personal liability or required to fund or to cause to be funded any obligation by reason of these indemnification provisions.

                                   ARTICLE 12
                          ISSUANCE OF LLC CERTIFICATES

      12.1 ISSUANCE OF LLC CERTIFICATES. The interest of each Member in the LLC shall be represented by an LLC Certificate. Upon the execution of this Agreement and the payment of the Capital Contributions by the Members pursuant to Section
3.2 hereof, the Manager shall cause the LLC to issue one or more LLC Certificates in the name of each Member certifying that the Person named therein is the record holder of the LLC Units (representing such Member's Percentage Interest of the total of the initial 1,000 LLC Units) set forth therein. For purposes of this Agreement, the term "record holder" shall mean the person whose name appears in Section 1.27 as the Member owning the LLC Interest at issue.

      12.2 TRANSFER OF LLC CERTIFICATES. An LLC Interest which is transferred in accordance with the terms of Article 8.1 of this Agreement shall be transferable on the books of the LLC by the record holder thereof in person or by such record holder's duly authorized attorney, but, except as provided in Section 12.3 hereof with respect to lost, stolen or destroyed certificates, no transfer of an LLC Interest shall be entered until the previously issued LLC Certificate representing such LLC Interest shall have been surrendered to the LLC and cancelled and a replacement LLC Certificate issued to the assignee of such LLC Interest in accordance with such procedures as the Manager may establish. The Manager shall issue to the transferring Member a new LLC Certificate representing the LLC Units not being transferred by the Member, in the event such Member only transferred some, but not all, of the LLC Units represented by the original LLC Certificate. Except as otherwise required by law, the LLC shall be entitled to treat the record holder of an LLC Certificate on its books as the owner thereof for all purposes regardless of any notice or knowledge to the contrary.

      12.3 LOST, STOLEN OR DESTROYED CERTIFICATES. The LLC shall issue a new LLC Certificate in place of any LLC Certificate previously issued if the record holder of the LLC Certificate:

            12.3.1 makes proof by affidavit, in form and substance satisfactory to the Manager, that a previously issued LLC Certificate has been lost, destroyed or stolen;

            12.3.2 requests the issuance of a new LLC Certificate before the LLC has notice that the LLC Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim

            12.3.3 if requested by the Manager, delivers to the LLC a bond, in form and substance reasonably satisfactory to the Manager, with such surety or sureties and with fixed or open penalty as the Manager may direct, in his reasonable discretion, to indemnify the LLC against any claim that may be made on account of the alleged loss, destruction or theft of the LLC Certificate; and

            12.3.4 satisfies any other reasonable requirements imposed by the Manager.

      If a Member fails to notify the LLC within a reasonable time after it has notice of the loss, destruction or theft of an LLC Certificate, and a transfer of the LLC Interest represented by the LLC Certificate is registered before receiving such notification, the LLC shall have no liability with respect to any claim against the LLC for such transfer or for a new LLC Certificate.

                                   ARTICLE 13
                                   AMENDMENTS

      13.1 AMENDMENT OF AGREEMENT. This Agreement may be adopted, altered, amended, or repealed and a new operating agreement may be adopted by consent of the Managers and a Majority In Interest of the Members, which consent may be given or withheld in the sole and absolute discretion of the Managers and the Members.

      13.2 AMENDMENT OF ARTICLES OF ORGANIZATION. Notwithstanding any provision to the contrary in the Articles of Organization or this Agreement, in no event shall the Articles of Organization be amended without the consent of the Managers and a Majority In Interest of the Members, which consent may be given or withheld in the sale and absolute discretion of the Managers and the Members.

                                   ARTICLE 14
                            MISCELLANEOUS PROVISIONS

      14.1 COUNTERPARTS. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

      14.2 SURVIVAL OF RIGHTS. This Agreement shall be binding upon, and, as to permitted or accepted successors, transferees and assigns, inure to the benefit of the Members and the LLC and their respective heirs, legatees, legal representatives, successors, transferees and assigns, in all cases whether by the laws of descent and distribution, merger, reverse merger, consolidation, sale of assets, other sale, operation of law or otherwise.

      14.3 SEVERABILITY. In the event any Section, or any sentence within any Section, is declared by a court of competent jurisdiction to be void or unenforceable, such sentence or Section shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in full force and effect.

      14.4 NOTIFICATION OR NOTICES. Except for notices to be given under Articles 6 and 7 for purposes of meetings of Managers and meetings of Members, any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if personally delivered, transmitted by facsimile (with mechanical confirmation of transmission), or deposited in the United States mail, registered or certified, postage prepaid, addressed to the parties' addresses set forth below. Notices given in the manner provided for in this Section 14.4 shall be deemed effective on the third day following deposit in the mail or on the day of transmission or delivery if given by facsimile or by hand. Notices must be addressed to the parties hereto at the following addresses, unless the same shall have been changed by notice in accordance herewith:

      14.5 CONSTRUCTION. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the Members.

      14.6 SECTION HEADINGS. The captions of the Articles or Sections in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any of the provisions hereof, shall not be deemed part of this Agreement and shall not be used in construing or interpreting this Agreement.

      14.7 GOVERNING LAW. This Agreement shall be construed according to the laws of the State of California.

      14.8 ADDITIONAL DOCUMENTS. Each Member, upon the request of another Member, agrees to perform all further acts and execute, acknowledge and deliver all documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement, including but not limited to acknowledging before a notary public any signature heretofore or hereafter made by a Member.

      14.9 PRONOUNS AND PLURALS. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

      14.10 TIME OF THE ESSENCE. Except as otherwise provided herein, time is of the essence in connection with each and every provision of this Agreement.

      14.11 FURTHER ACTIONS. Each of the Members agrees to execute, acknowledge and deliver such additional documents, and take such further actions, as may reasonably be required from time to time to carry out each of the provisions, and the intent, of this Agreement, and every agreement or document relating hereto, or entered into in connection herewith.

      14.12 MANDATORY ARBITRATION. Subject to the provision of Section 14.13 below, in the event of any controversy, dispute or claim arising out of or related to this agreement, or the interpretation, breach, termination or validity hereof, the parties shall submit such controversy, dispute or claim to binding arbitration hereunder. All arbitration proceedings pursuant to this section shall be before a retired judge of the United States District Court for the Central District of California, Los Angeles Division, or the Los Angeles County Superior Court or such other arbitrator as the parties shall mutually agree upon. In the event that the parties are unable to agree upon the selection of an arbitrator, any party may request the presiding judge of the United States District Court for the Central District of California, Los Angeles Division, or the Los Angeles County Superior Court to appoint such arbitrator. Arbitration of the dispute shall commence no later than thirty (30) days after the selection or appointment of such arbitrator. The arbitrator shall be bound by the express terms of this agreement and shall endeavor to reach his or her decision as quickly as possible, which decision shall be final and binding on the parties to this agreement. The arbitrator shall also have the power to award costs and expenses (including, without limitation, attorneys' fees) to the prevailing party. Application to enforce the arbitrator's decision can be made in any court or other tribunal of competent jurisdiction; any other application or dispute shall be submitted to the United States District Court for the Central District of California, Los Angeles Division, or the Los Angeles County Superior Court for determination. The rules of discovery then pertaining to the United States District Court for the Central District of California, Los Angeles Division, or a California State Court of Law, as the case may be, shall apply to any such arbitration, including, without limitation, sections 1283.01 and 1283.05 of the California Code of Civil Procedure, the provisions of which are hereby incorporated herein and made a part hereof by reference. The provisions of the California Arbitration Statute, contained in the California Code of Civil Procedure Section 1280 et seq. Shall apply. The parties hereby consent to arbitration to be held within the City of Los Angeles, State of California and agree that all actions or proceedings relating to this agreement shall take place in the City of Los Angeles, and waive any objections that they may have based on improper venue or forum non conveniens.

      NOTICE: BY SIGNING THIS AGREEMENT, YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE MANDATORY ARBITRATION OF DISPUTES' PROVISION DECIDED BY NEUTRAL ARBITRATION AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE ARBITRATION OF DISPUTES' PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE APPLICABLE STATE STATUTE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

      WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE ARBITRATION OF DISPUTES' PROVISION TO NEUTRAL ARBITRATION.

      14.13 EQUITABLE RELIEF. Each party agrees that a monetary remedy for any breach or threatened breach of any provision of Article 8 would be inadequate and impracticable and extremely difficult to prove, and that such breach or threatened breach would cause the other parties irrevocable harm. Accordingly, each party agrees that the other parties shall be entitled to temporary and permanent injunctive relief, specific performance and other equitable relief for any breach or threatened breach of any provision of Article 8 above, without the necessity of proving actual damages. Nothing contained in this section, however, shall be deemed to constitute a waiver of the right of arbitration or shall be construed as prohibiting or precluding any party from pursuing any other rights and remedies that may be available to such party for such breach or threatened breach, including, without limitation, recovery of damages from the defaulting party.

      14.14 WAIVER OF JURY. Waiver of jury with respect to any dispute arising under or in connection with this agreement or any related agreement, as to which no member invokes the right to arbitration hereinabove provided, or as to which legal action nevertheless occurs, each member hereby irrevocably waives all rights it may have to demand a jury trial. This waiver is knowingly, intentionally, and voluntarily made by the members and each member acknowledges that none of the other members nor any person acting on behalf of the other parties has made any representation of fact to induce this waiver of trial by jury or in any way to modify or nullify its effect. The members each further acknowledge that it has been represented (or has had the opportunity to be represented) in the signing of this agreement and in the making of this waiver by independent legal counsel, selected of its own free will, and that it has had the opportunity to discuss this waiver with counsel. The members each further acknowledges that it has read and understand the meaning and ramifications of this waiver provision.

      14.15 THIRD PARTY BENEFICIARIES. There are no third party beneficiaries of this Agreement except (i) Affiliates and Principals of the Members and (ii) any other Persons as may be entitled to the benefits of Article 11.1 hereof.

      14.16 TAX ELECTIONS. The Managers, in their sole discretion, shall cause the LLC to make or not make all elections required or permitted to be made for income tax purposes.

      14.17 PARTITION. The Members agree that the Property that the LLC may own or have an interest in is not suitable for partition. Each of the Members hereby irrevocably waives any and all rights that it may have to maintain any action for partition of any Property the LLC may at any time have an interest in.

      14.18 ENTIRE AGREEMENT. This Agreement and the Articles of Organization constitute the entire agreement of the Members with respect to, and supersedes all prior written and oral agreements, understandings and negotiations with respect to, the subject matter hereof.

      14.19 WAIVER. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

      14.20 ATTORNEYS' FEES. In the event of any litigation, arbitration or other dispute arising as a result of or by reason of this Agreement, the prevailing party in any such litigation, arbitration or other dispute shall be entitled to, in addition to any other damages assessed, its reasonable attorneys' fees, and all other costs and expenses incurred in connection with settling or resolving such dispute. The attorneys' fees which the prevailing party is entitled to recover shall include fees for prosecuting or defending any appeal and shall be awarded for any supplemental proceedings until the final judgment is satisfied in full. In addition to the foregoing award of attorneys' fees to the prevailing party, the prevailing party in any lawsuit or arbitration procedure on this Agreement shall be entitled to its reasonable attorneys' fees incurred in any post judgment proceedings to collect or enforce the judgment. This attorneys' fees provision is separate and several and shall survive the merger of this Agreement into any judgment.

      14.21 CONFIDENTIALITY. The Members and their respective Affiliates and Principals hereby agree that it is in all of their best interests to keep this Agreement and the Business of the LLC and all information concerning such business confidential.

      IN WITNESS WHEREOF, the parties hereto have hereunto executed this Agreement as of the date first written above.


                                                /s/ Tim Novoselski
                                                --------------------------------
                                                TIM NOVOSELSKI


                                                /s/ Denise Novoselski
                                                --------------------------------
                                                DENISE NOVOSELSKI

                                    EXHIBIT A

                              (FACE OF CERTIFICATE)

THE LLC INTERESTS AND LLC UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE. SUCH LLC INTERESTS AND LLC UNITS MAY NOT BE SOLD OR TRANSFERRED UNLESS SUBSEQUENTLY REGISTERED OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE LLC AGREEMENT (AS DEFINED BELOW) PROVIDES FOR FURTHER RESTRICTIONS ON TRANSFER OF THE LLC INTERESTS AND LLC UNITS REPRESENTED HEREBY.

                          CERTIFICATE FOR LLC INTEREST
                                       IN
                                  COMMCORP, LLC

Certificate No. ___________                            _________ LLC UNITS

            TIM NOVOSELSKI and DENISE NOVOSELSKI, as the Managers of CommCorp, LLC, a California limited liability LLC (the "LLC"), hereby certify that _________________________________________________ is the holder of _________ LLC
Offered Interest, as that term is defined in the Operating Agreement of California, LLC, dated as of October 14, 1997, as amended and restated from time to time (the "Agreement") (copies of which are on file at the principal office of the LLC).

            This Certificate is not negotiable or transferable except by operation of law, or as otherwise provided in the Agreement, and any such transfer will be valid only upon delivery of this Certificate, together with an assignment in the form set forth on the reverse hereof (or otherwise acceptable to the Managers and sufficient to convey an interest in an LLC pursuant to the (California) Beverly-Killea Limited Liability LLC Act, as it may be amended and in effect from time to time, or any successor statute thereto), duly executed, to the Managers of the LLC.


Dated:________________        ____________________________________
                              TIM NOVOSELSKI and DENISE NOVOSELSKI
                                     Managers of CommCorp, LLC
                                       A California Limited Liability Company


                                    EXHIBIT A

                            (REVERSE OF CERTIFICATE)

                           ASSIGNMENT OF LLC INTEREST
                                       IN
                                  COMMCORP, LLC

            FOR VALUE RECEIVED, the undersigned ("Assignor") hereby assigns, conveys, sells and transfers unto


________________________________________________________________________________
                                  ("Assignee")


________________________________________           _____________________________
     (Please insert Social Security                 (Please print or typewrite
or other identifying number of Assignee)           name and address of Assignee)

all rights and interest of Assignor in _________ LLC Units evidenced hereby and directs that all future distributions and allocations with respect to such specified assigned LLC Units be paid or allocated by the LLC to such Assignee. The Assignor hereby irrevocably constitutes and appoints the Managers, and each of them, as Assignor's attorney-in-fact with full power of substitution in the premises to transfer the same on the books of the LLC.

Dated: __________________________                _______________________________
                                                      Signature of Assignor

Signature guaranteed: _________________________________________

Note: The signature to any assignment must correspond with the name as written upon the face of this Certificate, in every particular, without alteration or enlargement or any change whatever. If the assignment is executed by an attorney, executor, administrator, trustee or guardian, the person executing the assignment must give such person's full title in such capacity, and proper evidence of authority to act in such capacity, if not on file with the LLC or its transfer agent, must be forwarded with this Certificate.


                                    EXHIBIT A

            The undersigned, the Managers of the LLC, hereby consents to this Assignment pursuant to Section 12.2 of the Agreement.

Dated: _____________________


____________________________              _____________________________
      TIM NOVOSELSKI                            DENISE NOVOSELSKI
          Manager                                    Manager

            THE LLC INTEREST AND LLC UNITS EVIDENCED HEREBY ARE SUBJECT TO ALL TERMS AND CONDITIONS OF THE AGREEMENT AND UNLESS AND UNTIL ADMITTED TO THE LLC AS A MEMBER, NO ASSIGNEE SHALL BE ENTITLED TO ANY OF THE RIGHTS, POWERS OR PRIVILEGES OF THE ASSIGNOR EXCEPT THAT ASSIGNEE SHALL BE ENTITLED TO THE DISTRIBUTIONS PAID AND ALLOCATIONS MADE WITH RESPECT TO SUCH INTEREST AS DIRECTED BY THE ASSIGNOR ABOVE.


                                    EXHIBIT A

                                  AMENDMENT TO
                LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF
                                  COMMCORP, LLC
                     A CALIFORNIA LIMITED LIABILITY COMPANY

      AMENDMENT, dated as of October 1, 1998 (this "Amendment"), to the Limited Liability Company Operating Agreement (the "Agreement") of CommCorp, LLC, a California Limited Liability Company ("CommCorp"), dated as of October 14, 1997, among PRIMEDIA Intertec Corporation, a Delaware corporation ("Intertec"), and Plaza Communications, Inc., a Delaware corporation ("Plaza," together with Intertec, "Purchaser").

                               W I T N E S S E T H

      WHEREAS, Purchaser has entered into a Purchase Agreement pursuant to which Purchaser acquired all of the issued and outstanding membership interests of CommCorp as of October 1, 1998; and

      WHEREAS, Purchaser desires to amend the Agreement as provided hereunder;

      NOW, THEREFORE, Purchaser has acquired all the membership interests of CommCorp and are now the sole parties to the Agreement and the parties hereto agree as follows:

      1. Amendments. (a) Article 1 of the Agreement is hereby amended by deleting both of the Initial Members' names and interest percentages in Section
1.26 and inserting new Members and interest percentages as follows:

      "PRIMEDIA Intertec Corporation, a Delaware corporation: 99%

      "Plaza Communications, Inc., a Delaware corporation: 1%."

      (b) Article 3 of the Agreement is hereby amended by deleting both of the Initial Members in Section 3.1 and inserting new Members in Section 3.1 as follows:

      "PRIMEDIA Intertec Corporation, a Delaware corporation, whose address is 9800 Metcalf, Overland Park, Kansas 66212-2215.

      "Plaza Communications, Inc., a Delaware corporation, whose address is 745 Fifth Avenue, New York, New York 10151-0099."

      (c) Article 6 of the Agreement is hereby amended by deleting Tim Novoselski and Denise Novoselski as Managers and replacing them with Charles G. McCurdy and Beverly C. Chell, who shall serve as the Managers of CommCorp.

      (d) Other than as set forth in this Amendment, all terms and conditions of the Agreement shall remain unchanged in full force and effect.

      IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

                                         PRIMEDIA INTERTEC CORPORATION

                                         By: /s/ Beverly C. Chell
                                             ----------------------------------
                                         Name:  Beverly C. Chell
                                         Title: Vice Chairman


                                         PLAZA COMMUNICATIONS, INC.

                                         By: /s/ Ann M. Riposanu
                                             ----------------------------------
                                         Name:  Ann M. Riposanu
                                         Title: Vice Chairman